Exhibit 10.01
[INSIGNIA LETTERHEAD]

Mr. John Davis	November 21, 2005
Dear John:
It is always an exciting part of my job to see Insignia Solutions plc. (Insignia) grow as we add quality people to our team. Towards that end, I am pleased to extend this offer of employment to you. I wanted to write to tell you how delighted we are that you may be joining us and to briefly summarize some of the terms of our offer.
We hope that you will join us as Vice President of Finance and CFO beginning December 8, 2005. Your starting salary will be $16,666.67 per month paid semi-monthly (subject to standard tax and other withholdings/deductions). Additionally, you may be eligible for bonuses totaling $10,000 per quarter. Bonus goals will be determined between you and me with approval by the compensation committee of our Board of Directors.
If you need more time to transition out of your current position, I am open to discuss a part time arrangement through the end of the year. Please let me know your thoughts.
You will receive an incentive stock option grant of 400,000 incentive stock options priced at the closing price on your first day with us. This grant will vest over four years. You will vest 25% on the one-year anniversary and 1/48th each month thereafter. Should the company be acquired while you are an active employee with us, 100% of any unvested portion of this grant will vest immediately in the event of your termination or demotion subsequent to the change of control. In addition, you will receive 6 months pay in the event that you lose your position or are demoted as a result of a change in control. The terms of your stock option grant will be set forth in more detail in a separate stock option agreement.
You will be eligible for health benefits commencing on your first day of the month after you begin employment with us. You will need to satisfy the insurer’s standard eligibility requirements.
All employment with us is at-will. That means that either you or we can end our employment relationship with or without cause or advance notice. Although we hope that your employment with us will be everything that you hope, if you are not satisfied with it, then you will be free to leave it.
We hope that you will indicate your acceptance by signing and returning one copy of this employment agreement. I am looking forward to seeing you on the team!
Sincerely,
/s/ Mark McMillan
Mark McMillan
President and CEO
Offer Accepted        /s/ John Davis           Dated December 5, 2005
     John Davis